EXHIBIT 10.2

REVOLVING CREDIT AGREEMENT

Dated as of April 1, 2003

GROWTH & INCOME (SAM) I, INC., a Maryland corporation (the “Borrower”), and NATIONAL BANK OF EGYPT, New York Branch (the “Bank”), agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 1.01. The Advances. The Bank agrees, on the terms and conditions hereinafter set forth, to make advances (the “ Advances”) to the Borrower from time to time on any Business Day (as hereinafter defined) during the period from the date hereof until March 1, 2006 (such date, or the earlier date of termination of the Commitment (as defined below) pursuant to Section 1.04 or 5.01, being the “Termination Date”) in an aggregate amount not to exceed at any time outstanding the Amortized Commitment Amount, as such amount may be reduced pursuant to Section 1.04 (the “Commitment”). Each Advance shall be in an amount not less than $1000,000 or an integral multiple of $100,000 in excess thereof, except that an Advance may be in an amount equal to the entire unused Commitment. Within the limits of the Commitment, the Borrower may borrow, prepay pursuant to Section 1.06 and reborrow under this Section 1.01.

SECTION 1.02. Making the Advances. Each Advance shall be made on notice (a “Notice of Borrowing”), given not later than 11:00 A.M. (New York City time) on not less than three Business Days prior to the date of the proposed Advance, by the Borrower to the Bank, specifying the date and amount thereof. Not later than 11:00 A.M. (New York City time) on the date of such Advance and upon fulfillment of the applicable conditions set forth in Article II, the Bank will make such Advance available to the Borrower in same day funds at the Bank’s address referred to in Section 7.02. Each notice from the Borrower to the Bank requesting an Advance shall be irrevocable and binding on the Borrower.

SECTION 1.03. Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Commitment from the date hereof until the Termination Date at the rate of 1/2 of 1% per annum, payable on the last day of each June, September, December and March (including the Termination Date) during the term of the Commitment, commencing June 30, 2003.

SECTION 1.04. Reduction of the Commitment. The Borrower shall have the right, upon at least five Business Days’ notice to the Bank, to terminate in whole or reduce in part permanently the unused portion of the Commitment, provided that each partial reduction shall be in the amount of $100,000 or an integral multiple thereof.

SECTION 1.05. Interest and Repayment. The Borrower shall repay, and shall pay interest on, the aggregate unpaid principal amount of all Advances in accordance with a promissory note of the Borrower, in substantially the form of Exhibit A hereto (the “Note”), evidencing the indebtedness resulting from such Advances and delivered to the Bank pursuant to Article II.

SECTION 1.06. Optional Prepayments. Subject to the Indemnity and Yield Protection provisions contained in the Note, the Borrower may, upon at least five Business Days’ notice to the Bank stating the proposed date and principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $100,000.

SECTION 1.07. Mandatory Payments. The Borrower shall pay on June 30, 2003, September 30, 2003, December 31, 2004, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005, June 30,2005, September 30, 2005 and December 31, 2005, the amount by which the aggregate unpaid principal amount of the Advances exceeds the Amortized Commitment Amount. The aggregate unpaid principal amount of the Advances, together with all accrued but unpaid interest, shall become due and payable on March 1, 2006.

SECTION 1.08. Increased Capital. If the Bank determines that compliance with any law or regulation or guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and that the amount of such capital is increased by or based upon the existence of the Bank’s commitment to lend hereunder and other commitments of this type, then, upon demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such corporation in light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank’s commitment to lend hereunder, provided, however, Borrower shall have right to prepay, the outstanding principal amounts of the Advances, together with all accrued interest, within thirty (30) days of written notice by the Bank that additional amounts are due, prior to incurring liability for such additional amounts and without liability to indemnify the Bank pursuant to paragraph 3 of the Note. A certificate as to such amounts submitted to the Borrower by the Bank shall be conclusive and binding for all purposes, absent manifest error.

SECTION 1.09. Payments and Computations. The Borrower shall make each payment under any Loan Document (as hereinafter defined) not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Bank at its address referred to in Section 7.02 in same day funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under any Loan Document, to charge from time to time against any or all of the Borrower’s accounts with the Bank any amount so due. All computations of interest and of commitment fees shall be made by the Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Bank of an interest rate hereunder shall be, conclusive and binding for all purposes, absent manifest error.

SECTION 1.10. Payment on Non-Business Days. Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a day of the year on which banks are not required or authorized to close in New York City (any such other day being a “Business Day”), such payment shall be made on the next succeeding Business Day except as may otherwise be provided in the Note, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be.

ARTICLE II

CONDITIONS OF LENDING

SECTION 2.01. Condition Precedent to Initial Advance. The obligation of the Bank to make its initial Advance is subject to the condition precedent that the Bank shall have received on or before the day of such Advance the following, each dated such day, in form and substance satisfactory to the Bank:

(a) The Note, duly executed by the Borrower.

(b) Guarantees, duly executed by Marietta G & I, Inc., Norcross G & I, Inc., Memwal G & I, Inc. and Memphis G & I, Inc. (the “Guarantors”, and together with the Borrower being referred to herein collectively as the “Loan Parties” and individually as a “Loan Party”), in substantially the form of Exhibit B hereto (the “Guarantees”).

(c) Mortgages/Deeds of Trust/Deeds to Secure Debt, duly executed by the respective Guarantor/owner, in substantially the form of Exhibit C hereto (the “Mortgage”), securing the Note, and covering the lands and improvements described in Schedule 2.01(c) hereof (being referred to herein as the “Property” or collectively, the “Properties”), together with evidence satisfactory to the Bank that all recordings or filings necessary or, in the reasonable opinion of the Bank, desirable to perfect the Lien created by the Mortgage against each Property (subject only to the permitted encumbrances specified in each Mortgage) have been completed or arranged to be completed.

(d) Assignments of Leases, duly executed by the respective Guarantor, in substantially the form of Exhibit D hereto (the “ Assignments of Leases”), for each Property, together with certified true copies of leases and original tenant estoppel certificates and subordination, nondisturbance and attornment agreements (“Non-Disturbance Agreements”).

(e) Proper Financing Statements (UCC-1), duly executed by the Borrower, and naming the Bank as the secured party, for filing under the Uniform Commercial Code of all jurisdictions that the Bank may deem necessary or desirable in order to perfect the Lien (to the extent such Lien may be perfected by filing) created by each Mortgage (such filings to include the indexing of said Financing Statements in the appropriate real estate records), and covering all fixtures that are part of, and all personal property located on or used in connection with, the Properties.

(f) Certified copies of requests for information (Form UCC-11) or certificates satisfactory to the Bank of a UCC reporter service listing all affecting financing statements filed in the, jurisdictions referred to in subsection (e) above, that name the respective Guarantor as debtor, together with copies of such financing statements (at the time of closing, arrangements to obtain proper Termination Statements (Form UCC-3) for all affecting financing statements must have been made to the satisfaction of the Bank).

(g) An Environmental Indemnification Agreement, duly executed by the Borrower in favor of the Bank, in substantially the form of Exhibit E hereto (the “Environmental Indemnification Agreement”).

(h) Contribution Agreements duly executed by the respective Guarantor and the Borrower, in substantially the form of Exhibit F hereto (the “Contribution Agreements”).

(i) Evidence that all other actions necessary or, in the reasonable opinion of the Bank, desirable to prefect the Liens created by the Mortgages have been taken including, without limitation, the payment by the Borrower or

Guarantors of all recording taxes and fees required to be paid by any party in connection with the recording and filing of the Mortgages, the Financing Statements and the Termination Statements referred to above.

(j) Appraisal reports for each Property specifying the fair market value of the Property (including the land, land improvements and buildings) and the going-concern value of the Property and certain other fixed assets of the Borrower.

(k) Copies of insurance certificates or binders for fire and extended coverage insurance policies covering each Property, in an amount and with an insurer acceptable to the Bank and containing an endorsement thereon naming the Bank as a loss payee and mortgagee thereunder.

(l) A signed copy of commitments for title insurance, on such form as is customarily used by nationally-recognized title insurance companies in each respective jurisdiction, issued by a nationally-recognized title insurance company, naming the Bank as the proposed insured thereunder, identifying the respective Guarantor as the fee simple owner of the Property and containing such exceptions as the Bank in its sole discretion may determine to be acceptable.

(m) Certificates (which must be dated within 30 days of the date hereof) issued by the Secretary of State of the State of Maryland as to the good standing of the Borrower; and a certified copy of the certificate of incorporation and the bylaws of the Borrower, together with (i) a certified copy of the resolutions of the Board of Directors of the Borrower approving this Agreement, the Note and the Environmental Indemnification Agreement, (ii) certificates issued by the Secretary of State of the State of incorporation of each Guarantor as to the good standing of the Guarantor, and (iii) a certified copy of the resolutions of the Board of Directors of each Guarantor approving the Guaranty, the Mortgage, Assignment of Leases and Contribution Agreement (this Agreement, the Guarantees, the Note, the Mortgages, Assignments of Leases and the Environmental Indemnification Agreement. being referred to herein collectively as the “Loan Documents” and individually as a “Loan Document”), and certified copies of all other documents evidencing necessary corporate action and governmental approvals, if any, with respect to any of the Loan Documents.

(n) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.

(o) A Notice of Borrowing, duly completed and executed by the Borrower.

(p) A favorable opinion of counsel for the Borrower and counsel for the Guarantors as to such matters as the Bank shall request.

SECTION 2.02. Conditions Precedent to All Advances. The obligation of the Bank to make each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the date of each Advance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

(i) The representations and warranties contained in this Agreement, and in each Mortgage are correct on and as of the date of such Advance, before and after giving effect to such Advance end to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) No event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, which constitutes an Event of Default (as defined in Section 5.01 hereof) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

and (b) the Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

SECTION 2.03. Substitution and Release of Property. The Borrower shall be entitled to substitute Eligible Properties and to effect a release of the owner of said Eligible Property from its obligations under its Guaranty provided that (i) the conditions of Section 2.04 are met; (ii) no Event of Default shall have occurred and be continuing at the time of a Borrower’s request to release or substitute an Eligible Property or after giving effect to such release or substitution; (iii) any substitute property is accepted as an Eligible Property and (iv) after giving effect to such substitution, the loan-to-value ratio does not exceed seventy-five (75%) percent based on current appraised values of all Eligible Properties on which the Bank holds a first lien.

In addition, before any property is accepted as an Eligible Property, the Borrower must cause the owner of the property (which must be a wholly-owned subsidiary of Borrower) to execute and deliver Loan Documents, including a Mortgage, Assignment of Leases, Guaranty and UCC-1 Financing Statements, for such Property for recording together with a title policy or a commitment to issue such a title policy from the title insurance company indicating that the Bank’s Loan Documents are in a first lien position in an aggregate amount equal to the principal amount of the Loan. The Borrower shall also execute and deliver such amendments to the Loan Documents as the Bank deems necessary or desirable to evidence the substitution.

SECTION 2.04. Substitution of Guarantor. The obligation of the Bank to accept any new property as an Eligible Property is subject to the satisfaction of the following conditions precedent on each such date (in addition to those set forth in Section 6.02 in the case of a new Eligible Property):

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or in the other Loan Documents or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection with any of the Loan Documents, shall be true, correct and accurate on and as of the date of acceptance as if made on and as of such date unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects as of such earlier dates.

(b) No Event of Default. No Event of Default shall have occurred and be continuing on such date.

(c) Appraisals. A current appraisal has been reviewed and approved by the Bank for each new Eligible Property.

(d) Organizational Documents. The Bank shall have received certified copies of the organizational documents of the proposed substitute Guarantor and all resolutions of the board of directors and/or a certificate of partnership action of the Borrower and proposed substitute Guarantor approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate or partnership action and approvals, if any, of governmental authorities with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

(e) Good Standing, Tag Good Standing and Existence. The Bank shall have received certificates of the appropriate governmental officials of the State of incorporation and of any other state where the substitute Guarantor conducts business dated not more than 30 days prior to the date of acceptance, to the effect that the Guarantor is validly existing and is in good standing with respect to payment of franchise and similar taxes and is duly qualified to transact business therein.

(f) Leases. The lease for the Eligible Property has been reviewed and approved by the Bank.

(g) Properties. The Bank shall have received such information. and access to each of the properties as it shall have requested and shall be satisfied with such information and access.

(h) Evidence of Compliance. The Bank shall have received evidence, in form and substance reasonably satisfactory to the Bank and its counsel, that the substitute Guarantor and the property are and have been at all relevant times in all respects in material compliance with all applicable zoning, building and other requirements of law.

(i) Insurance. The Bank shall have received binders or certificates with respect to all insurance required to be maintained by each Borrower pursuant to the approved leases or any of the Loan Documents.

(j) Security Documents and Instruments. The Bank shall have received (i) a Guaranty duly executed by the substitute Guarantor; (ii) a Mortgage for each Eligible Property duly executed and acknowledged by the substitute Guarantor and in proper form for recording; (iii) an Assignment of Leases for each of the Eligible Properties duly executed and acknowledged by the appropriate parties and in proper form for recording; (iv) Contribution Agreement duly executed by the Borrower and the substitute Guarantor; (v) an Environmental Indemnification Agreement (or an appropriate modification in the case of an existing document) executed by the Borrower; (vi) Financing Statements duly executed by the appropriate Borrower for each of the Eligible Properties to the extent not already fixed; (vii) a Non-Disturbance Agreement for any Eligible Property, duly executed and acknowledged by the tenant and each fee owner of such Property and in proper form for recording; (viii) all other documentation which the Bank reasonably deems appropriate to obtain and maintain a first priority perfected lien, in favor of the Bank on each property, lease, and all other relevant items of collateral, each duly executed by the substitute Guarantor; (ix) an original copy of an estoppel certificate executed by each tenant in respect of each approved lease; and (x) all satisfactions of mortgages, termination statements under the Uniform Commercial Code and other instruments releasing liens, security interests and other encumbrances as may be necessary or desirable in connection with the foregoing or title policies evidencing the satisfaction or discharge of such liens, security interests and other encumbrances; and all of the foregoing shall be in full force and effect and shall grant or create the rights, powers, priorities, remedies and benefits contemplated herein or therein, as the case may be.

(k) Title Reports, Surveys and UCC Search. The Bank shall have received and approved (i) one or more title commitments in an aggregate amount equal to the principal amount of the Loan and a survey in respect of each Property, and (ii) a UCC Search in the jurisdiction where the substitute Guarantor has its principal place of business and in the appropriate recording office in each jurisdiction where the property is located.

(l) Costs. The Borrower is to pay all costs and expenses, (including attorneys fees), to the Bank in connection with the substitution of the Eligible Property and Guarantor.

(m) Environmental Reports. An environmental report, on each Eligible Property shall have been received and approved by the Bank. Such reports shall consist of a phase I environmental audit from a company reasonably acceptable to the Bank and containing results acceptable to the Bank and, if so recommended in such audits or reasonably requested by the Bank, phase II and other additional audits. In each case, the Bank shall have received evidence satisfactory to it that all material recommendations contained in any such report or audit shall have been implemented.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

(b) The execution, delivery and performance by the Borrower of each Loan Document to which it is a party are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower’s charter or bylaws or (ii) any law, rule or regulation or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any Lien (other than pursuant hereto) upon or with respect to any of its properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is a party.

(d) This Agreement is, and each other Loan Document to which the Borrower will be party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(e) Since December 31, 2002, there has been no material adverse change in the condition (financial or otherwise), operations or prospects of each Guarantor.

(f) There is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the condition (financial or otherwise), operations or prospects of the Borrower or which purports to affect the legality, validity or enforceability of this Agreement or any Loan Document to which the Borrower is a party. Borrower represents and covenants, however, as does Marietta G & I, Inc., by its signature hereon, that: (i) A judgment has been entered in a certain condemnation proceeding brought by Georgia Transmission Corporation (an Electric Membership Corporation) against Marietta G & I, Inc., Hollywood Entertainment Corporation, et al., being Civil Action File No. 03-11375-99, dated March 17, 2003, filed for record March 17, 2003 at 2:29 p.m. recorded in Deed Book 13704, Page 175, Records of Cobb County, Georgia; (ii) there is a pending settlement of the judgment with Georgia Transmission Corporation, pursuant to which an easement for a right-of-way shall be conveyed to Georgia Transmission Corporation for the purpose of locating, constructing, operating and maintaining electric transmission and distribution lines, towers, frames, poles and related necessary facilities for the purpose of transmitting and distributing electric current, said easement, however, to be limited to air rights over and across a portion of the property owned by Marietta G & I, Inc.; and (iii) the conveyance of such properly rights does not materially interfere with the current or otherwise normal commercial use and enjoyment of the properly by Marietta G & I, Inc. or the current tenant, Hollywood Entertainment, Inc.

(g) The Borrower has obtained all permits and approvals necessary for the conduct of its business, except for such permits and approvals the absence of which would not materially adversely affect the condition (financial or otherwise), operations or prospects of the Borrower.

(h) No proceeds of any Advance will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and

no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

ARTICLE IV

COVENANTS OF THE BORROWER

SECTION 4.01. Affirmative Covenants. So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will, unless the Bank shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply (or cause each Guarantor and/or its tenants to comply) in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon each Property except to the extent contested in good faith and by appropriate proceedings and for which adequate reserves have been established.

(b) Use of Proceeds. Apply the proceeds to payoff existing mortgage liens encumbering the Properties, fund property acquisitions by and general working capital requirements of (i) the Borrower, (ii) a wholly-owned subsidiary of the Borrower, or (iii) Borrower’s parent company, Growth & Income, Inc.

(c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises.

(e) Visitation Rights. At any reasonable period of time and from time to time, upon reasonable advance notice, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors and with its independent certified public accountants.

(f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with generally accepted accounting principles consistently applied.

(g) Maintenance of Properties, Etc. Maintain and preserve all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct all transactions otherwise permitted under the Loan Documents with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. Notwithstanding the preceding sentence to the contrary, but subject to the terms of Section 4.02(c) hereof, Borrower shall have the right to transfer proceeds and/or income to its parent, ARC Corporate Realty Trust, Inc., or any wholly-owned subsidiary, if no Event of Default has occurred.

(i) Reporting Requirements. Furnish to the Bank:

(A) as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of each Guarantor, a balance sheet of each Guarantor as of the end of such quarter and statements of income, retained earnings and cash flows of each Guarantor for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by an officer of each respective Guarantor;

(B) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the financial statements for such year reviewed by Bernstein, Pinchuk & Kaminsky, LLP or other independent public accountants acceptable to the Bank;

(C) as soon as available and in any event within 120 days after the end of each fiscal year of each Guarantor, a copy of the financial statements for such year audited by KPMG or other independent public accountants acceptable to the Bank;

(D) as soon as possible and in any event within 30 days after the end of each fiscal year of the Borrower; a copy of the Borrower’s and each Guarantor’s federal and state tax returns;

(E) as soon as possible and in any event within five days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of an officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

(F) promptly after the filing or receiving thereof, copies of all reports and notices which the Borrower files under the Employee Retirement Income Security Act of 1974, as amended (“ERISA “), with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U. S. Department of Labor or which the Borrower receives from such Corporation; and

(G) such other information on the condition or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.

SECTION 4.02. Negative Covenants. So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower and each Guarantor will not, without the written consent of the Bank:

(a) Liens, Etc. Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any Property, whether now owned or hereafter acquired (any of the foregoing being referred to herein as a “Lien”), or assign any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than (i) the Liens created under the Loan Documents; (ii) Liens for taxes, assessments or governmental charges or levies to the extent not past due; (iii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which have been fully bonded and are being contested in good faith; (iv) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation or to secure public or statutory obligations of the Borrower; and (v) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings and the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies. Notwithstanding any provision in this Section to the contrary, a Guarantor shall be permitted to grant easements as may be necessary and appropriate in the normal operation of its properties, subject to the Bank’s consent, which shall not be unreasonably withheld.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, except that the Borrower may merge or consolidate with or into any other Person, provided that, immediately after giving effect to such proposed transaction, (i) no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist, (ii) the Borrower is the surviving corporation and (ii) the Person into which the Borrower shall be merged or formed by any such consolidation shall assume the Borrower’s obligations under the Loan Documents in an agreement or instrument satisfactory in form and substance to the Bank.

and the Borrower will not, without the written consent of the Bank:

(c) Distributions, Etc. During any fiscal year, pay any dividends, or make any other distributions or payments, of whatever kind or nature, to its shareholders, in excess of net income for said fiscal year (computed in accordance with generally accepted accounting principles consistently applied), excluding gains (or losses) from debt restructuring and/or sales of property, plus real estate-related depreciation, and amortization, minus recurring and non-recurring real estate-related capital expenditures.

ARTICLE V

EVENTS OF DEFAULT

SECTION 5.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower fails to pay any principal of, or interest on, the Note within ten (10) days of when the same becomes due and payable; or

(b) Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in any Loan Document on its part to be performed or observed (other then payment of the Note which shall be governed by (a) above) if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Bank, provided, however, if such failure cannot be cured within thirty (30) days despite the diligent efforts of such Loan Party, the Loan Party shall have such additional time not to exceed thirty (30) additional days to fully effect said cure; or

(d) Any Loan Party shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $250,000 in the aggregate (but excluding Debt evidenced by the Note) of such Loan Party when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the action’s sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $100,000 shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ninety (90) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any material provision of any Mortgage shall for any reason cease to be valid and binding on the Guarantor, or the Guarantor shall so state in writing, or a Mortgage shall for any reason (except to the extent permitted by the terms thereof) cease to create a valid and perfected first priority security interest in and Lien on the Property purported to be covered thereby and the Guarantor fails to remedy same within fifteen (15) days after notice from the Bank; or

(h) Any material provision of a Guaranty shall for any reason cease to be valid and binding on the respective Guarantor, or the Guarantor shall so state in writing;

Then, and in any such event, the Bank (i) may, by notice to the Borrower, declare its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) take such other actions as may be permitted by the Guarantees or Mortgages, including (without limitation) the foreclosure of any Liens purported to be granted thereby; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of the Bank to make Advances shall automatically be terminated and (B) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VI

DEFINITIONS AND ACCOUNTING TERMS

SECTION 6.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person, possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, of otherwise.

“Amortized Commitment Amount” means (i) from the date hereof through June 29, 2003, $5,500,000; (ii) June 30, 2003 through September 29, 2003, $5,375,000; (iii) September 30, 2003 through December 30, 2003, $5,250,000; (iv) December 31, 2003 through March 30, 2004, $5,125,000; (v) March 31, 2004 through June 29, 2004, $5,000,000; (vi) June 30, 2004 through September 29, 2004,

$4,875,000; (vii) September 30, 2004 through December 30, 2004, $4,750,000; (viii) December 31, 2004 through March 30, 2005, $4,625,000; (ix) March 31, 2005 through June 29, 2005, $4,500,000; (x) June 30, 2005 through September 29, 2005, $4,375,000; (xi) September 30, 2005 through December 30; 2005, $4,250,000; (xii) December 31, 2005 through February 28, 2006, $4,125,000. The aggregate unpaid principal amount of the Advances, together with all accrued but unpaid interest, shall become due and payable on March 1, 2006.

“Debt” means (A) indebtedness for borrowed money, (B) obligations evidenced by bonds, debentures, notes or other similar instruments, (C) obligations to pay the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business which are not overdue), (D) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (E) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (A) through (D) above, and (F) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERTSA.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

SECTION 6.02. Eligible Properties.

(a) “Eligible Property” means real estate which is and continues to be at all times:

(i) wholly owned and operated by Borrower or a wholly-owned subsidiary of Borrower pursuant to a fee interest; and

(ii) unencumbered; and

(iii) leased in its entirety to tenants [not to exceed three (3) in number] that are deemed creditworthy in the reasonable discretion of the Bank pursuant to leases in which such tenants are required to pay most or all of the Property’s operating expenses (“triple net leases”) with remaining terms of at least five (5) years. Borrower shall use commercially reasonable efforts to provide financial statements of the tenants to the Bank.

(b) The properties identified on Schedule 2.01(c) are hereby approved as Eligible Properties. In addition, no property shall be accepted as an

Eligible Property unless the following are true, correct and accurate in all material respects on the date of acceptance of such property:

(i) Title. The owner of such property has good record, marketable and indefeasible fee simple absolute to such property. Such title shall be free and clear of all Liens and other matters affecting title except for easements that do not interfere with the use of the property and approved leases which must be subordinated to the Bank’s mortgage lien.

(ii) Leases. The lease is in full force and effect and is a legally valid and binding obligation of the Guarantor who owns the property and the other parties thereto. The approved lease has not been amended, modified or terminated, nor has there been any material change in or waiver of any obligation contained in any such lease nor any set-off or counterclaim asserted by any tenant. Such Guarantor has not mortgaged, pledged or otherwise encumbered the approved lease or its right to obtain rental, interest or other payments under the approved lease. Rent has not been collected more than 30 days in advance (except for security, deposits in an, amount not in excess of one month’s installment of rent). No material default beyond any applicable grace period or notice of termination under any approved lease is outstanding. Such Guarantor has performed all of its material repair and maintenance obligations (if any) and, to the knowledge and belief of such Guarantor, the tenant under the approved lease has performed all of its material repair, maintenance or other obligations.

(iii) Surveys. There have not been any encumbrances, encroachments or other survey matters materially and adversely affecting such property after the date of the most recent survey of such property furnished to the Bank that would result in a change to such survey.

(iv) Off-Site Utilities. All water, sewer, electric, gas, telephone and other utilities are available to be installed or installed to the property lines of such property and, except in the case of drainage facilities, are connected to the buildings located thereon with valid permits and are adequate to service the buildings in material compliance with applicable law; and the buildings are properly and legally connected directly to, and served exclusively by, public water and sewer systems. No easements over land of others are required for any such utilities, and no drainage of surface or other water across land of others is required except in either case as disclosed in the title policy or the surveys accepted by the Bank.

(v) Access; Etc. The streets abutting such property are public roads, to which the property has direct access by trucks and other motor vehicles and by foot, or are private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the property has direct access without charge or liability for maintenance or repair except as required in connection with the payment of association or owner’s fees pursuant to recorded instruments. No easements over land of others are required for such means of access and egress except as disclosed in the title policy or surveys.

(vi) Independent Buildings. The buildings on the property are fully independent in all respects from any other buildings or improvements not located on the property including, without limitation, in respect of structural integrity, heating, ventilating and air conditioning, plumbing, mechanical and other operating and mechanical systems, all of which are connected directly to off-site utilities located in recorded easements or public streets or ways. The buildings are located on lots which are separately assessed for purposes of real estate tax assessment and payment. The buildings, all building service equipment and all paved or landscaped areas related to or used in connection with the buildings are located wholly within the perimeter lines of the lot or lots on which the properties are located except any real property covered by any easement benefiting the property or as disclosed in the surveys.

(vii) Condition of Building; No Asbestos. There are no material defects in the roof, foundation. structural elements and masonry walls of the buildings or their heating, ventilating and air conditioning, electrical, sprinkler, plumbing or other, mechanical systems or their building service equipment; the buildings are fully sprinklered as evidenced by the building inspection to be provided by the Borrower to the Bank if requested by the Bank; and no asbestos is located in or on the buildings except as may be disclosed in the environmental reports.

(viii) Building Compliance with Law; Permits. The buildings as presently constructed and used do not materially violate any applicable federal or state law or governmental regulation. or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health and sanitation; zoning laws permit use of the buildings for their current use; there is a sufficient number of parking spaces on the lot or lots on which the property is located or on any real property covered by any easement benefiting the property or to permit the buildings to be used under the zoning laws for their current Use; and all private ways providing access to the property are zoned in a manner which will permit access to the buildings over such ways by trucks and other commercial and industrial vehicles. All permits (collectively, the “Permits”) required for the operation and maintenance of the property, including without limitation, building permits, curb-cut permits, water connection permits, sewer extension or connection permits and other permits (if any) required under the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended (including, without limitation a so-called “404 Permit”), and by state law or regulations consistent with the requirements of said Acts, have been validly issued by the appropriate governmental authority and are now in full force and effect.

(ix) No Required Real Property Consents, Permits, Etc. The Guarantor has not received any notices of, nor has any knowledge of, any Permits, utility installations and connections (including, without limitation, drainage facilities, curb cuts and street openings), or private consents required for the maintenance, operation, servicing and use of any property for its current use which have not been granted, effected, or performed and completed (as the case maybe) or any fees or charges therefor which have not been fully paid.

(x) Suits; Judgments. There are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, subdivision control, fire protection, health, sanitation, or other violations affecting, against, or with respect to, any property or any part thereof.

(xi) Insurance. The Guarantor has not received any notices from any insurer or its agent requiring performance of any work with respect to any property.

(xii) Real Property Taxes; Special Assessments. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property or any part thereof which are payable by the Guarantor (except only real estate taxes not yet due and payable).

(xiv) Historic Status. No building is a historic structure or landmark, and no property is within any historic district pursuant to any federal, state or local law or governmental regulations.

(xiv) Eminent Domain. There are no pending eminent domain proceedings against the property or any part thereof, and, to the best of the Guarantor’s knowledge, no such proceedings are presently threatened or contemplated by any taking authority.

(xv) Compliance with Environmental Laws. Each tenant is in compliance with all applicable statutes, laws, rules, regulations and orders of all governmental authorities relating to environmental protection, pollution control and hazardous materials and with respect to the conduct of its business and the ownership of its properties.

(xvi) Pollution; Hazardous Materials. To the best of the Guarantor’s knowledge, there are no hazardous materials present in the air, soil, surface water or groundwater at such property and no hazardous materials (except hazardous materials maintained in accordance with all requirements of law and necessary for the business operations of any such property, including, without limitation, petroleum used for heating oil) are used in the operation of such property, except as disclosed in a Phase I environmental report to be approved by the Bank for each Eligible Property.

SECTION 6.03. Other Definitions. The following terms are defined in the Sections indicated:

Term	Section
“Advances”	1.01
“Assignment of Leases”	2.01(d)
“Bank”	Preamble
“Borrower”	Preamble
“Business Day”	1.10
“Commitment”	1.01
“Environmental Indemnification Agreement”	2.01(g)
“ERISA”	4.01(i)(F)
“Events of Default”	5.01
“Lien”	4.02(a)
“Loan Document”	2.01(m)
“Loan Party”	2.01(b)
“Mortgage”	2.01(c)
“Non-Disturbance Agreement”	2.01(d)
“Note”	1.05
“Notice of Borrowing”	1.02
“Property”	2.01(c)
“Termination Date”	1.01

SECTION 6.04. Computation of Time Periods. Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to New York City time. In the computation of periods of time under this Agreement; any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” or “until” each means “to but excluding.”

SECTION 6.05. Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(i)(B) and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with United States generally accepted accounting principles consistently applied.

SECTION 6.06. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word “or” is not exclusive.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 1401 Broad Street, Clifton, New Jersey 07013, Attention: Robert J. Ambrosi, President; and if to the Bank, at its address at 40 East 52nd Street, New York, New York 10022, Attention: Carmelo Foti, Vice President; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. Copies of all communications from the Borrower to the Bank shall be mailed, telecopied or delivered to Finestein & Malloy, L.L.C., 26 Main Street, Chatham, New Jersey 07026, Attention: Russell M. Finestein, Esq.; copies of all communications from the Bank to the Borrower shall be mailed, telecopied or delivered to Growth & Income (SAM) I, Inc., 1401 Broad Street, Clifton, New Jersey 07013, Attention: Stanley Morrow, Esq.; provided that the failure to deliver any such copies shall not affect the validity or effectiveness of any notice otherwise properly delivered to the Borrower or the Bank, as the case may be. All such notices and communications shall, When mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices to the Bank pursuant to the provisions of Article I shall not be effective until received by the Bank.

SECTION 7.03. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Costs, Expenses and Taxes. The Borrower agrees to pay on demand, and regardless of whether it requests or obtains any Advance hereunder, all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification and amendment of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out of pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all losses, costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, losses, costs and expenses sustained as a result of a default by any Loan Party in the performance of its obligations contained in any Loan Document or any such other document. In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

SECTION 7.05. Right to Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, whether or not the Bank shall have made any demand under such Loan Document and although such obligations maybe unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

SECTION 7.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

SECTION 7.07. Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.08. Submission to Jurisdiction. The Borrower (i) irrevocably submits to the jurisdiction of any New York or New Jersey State court or Federal court sitting in New York City’ or in New Jersey in any action arising out of this Agreement or any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION 7.09. WAIVER OF JURY TRIAL. THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER. OR THE ADVANCES OR THE ACTIONS OF THE BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 7.10. Execution in Counterparts. This Agreement maybe executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ATTEST:	GROWTH & INCOME (SAM) I, INC., a Maryland corporation

By:

[Corporate Seal]

NATIONAL BANK OF EGYPT

By:

Name:
Title:

By:

Name:
Title:

The undersigned has received, reviewed and approved the within Agreement:

MARIETTA G & I, INC., a Georgia corporation

By:

[Corporate Seal]

NORCROSS G & I, INC., a Georgia corporation

By:

[Corporate Seal]

MEMWAL G & I, INC., a Tennessee corporation

By:

[Corporate Seal]
MEMPHIS G & I, INC., a Tennessee corporation

By:

[Corporate Seal]

Schedule 2.01(c)

NORCROSS G & I, INC.

Being all that tract or parcel of land lying and being in part of 197 of the 6t]’ District, Gwinnett County, Georgia and being more particularly described as follows:

COMMENCE at the point of intersection formed by the south line of Oakbrook Drive (a right-of-way of 60 feet) with the westerly right-of-way of Pirkle Road (a right-of-way of 90 feet), if the said rights-of-way were extended to form an angle instead of a curve; thence South 04 degrees 02 minutes 32 seconds East, a distance of 25.00 feet, to the POINT OF BEGINNING; said point being the point of intersection with a non-tangent curve, concave Easterly, having a radius of 1583.64 feet and a central angle of 05 degrees 35 minutes 59 seconds, thence Southerly along the arc of said curve to the left and the westerly right-of-way of Pirkle Road, from which the local tangent at the beginning point bears South 04 degrees 02 minutes 30 seconds East, a distance of 154.78 feet, said arc subtended by a chord which bears South 06 degrees 50 minutes 29 seconds East, a distance of 154.71 feet to the point of tangency; thence South 09 degrees 38 minutes 15 seconds East, a distance of 50.00 feet; to the point of curvature of a curve, concave Westerly, having a radius of 1384.31 feet and a central angle of 04 degrees 00 minutes 5 8 seconds, thence Southerly along the arc of said curve to the right and continuing with the westerly right-of-way of Pirkle Road, a distance of 97.03 feet, said arc subtended by a chord which bears South 07 degrees 37 minutes 45 seconds East, a distance of 97.01 feet to the point of intersection with a non-tangent line; thence leaving the right-of-way of Pirkle Road at North 65 degrees 59 minutes 15 seconds West, a distance of 185.90 feet to a point; thence South 76 degrees 15 minutes 00 seconds West, a distance of 206.88 feet to a point; thence North 04 degrees 02 minutes 30 seconds West, a distance of 273.57 feet to a point on the south right of way of Oakbrook Drive; thence North 85 degrees 57 minutes 30 seconds East, along the south right-of-way of Oakbrook Drive, a distance of 324.47 feet; to the point of curvature with a curve, concave Southwesterly, having a radius of 25.00 feet and a central angle of 90 degrees 00 minutes 04 seconds, thence Easterly along the arc of said curve to the right, a distance of 39.27 feet, said arc subtended by a chord which bears South 49 degrees 02 minutes 30 seconds East, a distance of 35.36 feet to the curve’s end, and the POINT OF BEGINNING; Containing 2.1770 Acres of land, more or less.

TOGETHER WITH easement rights appurtenant to said tract, granted by that certain Easement Agreement by and between The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, and Norcross G & I, Inc., a Georgia corporation, dated April 19, 1996, filed for record April 25, 1996 at 12:27 p.m., recorded in Deed Book 12609, Page 130, Records of Gwinnett County, Georgia.

MARIETTA G & I, INC.

Being part of the property lying in Land Lot 27 of the 19th District, 2”d Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning, commence at a concrete monument found at the intersection of the southerly right of way of Dallas - Marietta Highway, also known as S.R.120 (variable width) and the westerly right of way of Villa Rica Road (variable width); thence leaving said monument and running with the said southerly right of way of S.R. 120 North 66 degrees 02 minutes 17 seconds West 32.29 feet to a concrete right of way monument found; thence continuing with the right of way of S.R. 120 North 88 degrees 35 minutes 34 seconds West 150.59 feet to a point; thence continuing North 88 degrees 39 minutes 42 seconds West 34.72 feet to the True Point of Beginning of the below described property; thence leaving the said Point of Beginning and the said right of way of S.R. 120 and running

1.	South 00 degrees 00 minutes 00 seconds West 202.64 feet; thence

2.	North 90 degrees 00 minutes 00 seconds West 144.00 feet; thence

3.	North 00 degrees 00 minutes 00 seconds East 38.00 feet; thence

4.	North 90 degrees 00 minutes 00 seconds West 19.00 feet; thence

5.	North 00 degrees 00 minutes 00 seconds East 172.86 feet; thence _

6.	South 83 degrees 19 minutes 57 seconds East 47.50 feet; thence

7.	South 88 degrees 39 minutes 42 seconds East 115.84 feet to the Point of Beginning; containing 32,723 square feet or 0.751 acres of land, more or less.

TOGETHER WITH those easement rights arising under that certain Operation and Easement Agreement by and between Dayton Hudson Corporation and Sembler Family Partnership #11, Ltd., qualified to do business in Georgia as Sembler Family Partnership #11, Ltd. (L.P.), dated as of April 29,1996, filed for record May 17,1996 at 3:41 p.m., recorded in Deed Book 9617, Page 82, Records of Cobb County, Georgia; as restated by that certain Restatement of an Operation and Easement Agreement by and between Dayton Hudson Corporation, a Minnesota corporation and Sembler Family Partnership #11, Ltd., a Florida limited partnership, dated August, 1996, filed for record August 23, 1996 at 3:13 p.m., recorded in Deed Book 9820, Page 70, aforesaid Records; as. rerecorded September 13, 1996 at 12:10 p.m., recorded in Deed Book 9864, Page 504, aforesaid Records.

ALSO TOGETHER WITH those easement rights arising under that certain Access Easement and Restriction Agreement by and between Sembler Family Partnership #11, Ltd., a Florida limited partnership, qualified to do business in Georgia as Sembler Family Partnership #11, Ltd. (L.P.), Dayton Hudson Corporation, a Minnesota corporation and Buckeye Foods, Inc., an Ohio corporation, dated May 3, 1996, filed for record May 17, 1996 at 3:41 p.m., recorded in Deed Book 9617, Page 163, aforesaid Records.

MEMPHIS G & I, INC.

The land is situated in the State of Tennessee, County of Shelby and is described as follows:

Beginning at a point on the east line of Prescott Boulevard (80.00 foot right of way), 27.98 feet north of the north line of Miac Drive (80.00 foot right of way); thence north 32 degrees 02 minutes 43 seconds west along the east line of said Prescott Boulevard and the northward extension of said east line a distance of 390.81 feet to a point of curvature; thence continuing northwestwardly along a curve to the right, having a radius of 785.00 feet, an arc distance of 140.66 feet (chord north 26 degrees 54 minutes 43 seconds west, 140.48 feet) to a set iron pin; thence north 87 degrees 02 minutes 11 seconds east a distance of 515.57 feet to a set iron pin on the west line of the Opus Re One Corporation property (Instrument No. BH 7427); thence south 02 degrees 57 minutes 49 seconds east along said west line a distance of 402.79 feet to a set iron pin on the north line of said Miac Drive; thence southwestwardly along said north line and along a curve to the left, having a radius of 865.00 feet, an arc distance of 209.11 feet (chord south 68 degrees 52 minutes 48 seconds west, 208.60 feet) to the point of tangency; thence south 61 degrees 57 minutes 17 seconds west along said north line a distance of 34.72 feet to a point of curvature; thence northwestwardly along a curve to the right, having a radius of 30.00 feet, an arc distance of 45.03 feet (chord north 75 degrees 02 minutes 43 seconds west, 40.92 feet) to the point of beginning, containing approximately 4.130 acres.

MEMWAL G & I, INC.

The land is situated in the State of Tennessee, County of Shelby and is described as follows:

Lots 1 and 2, Range Line Subdivision, as shown on plat of record in Plat Book 36, at Page 1, in the Register’s Office of Shelby County, Tennessee, and being more particularly described as follows:

Beginning at a chisel mark (found) in the north line of James Road (40 feet from center line), said point being the east end of a curve having a radius of 24 feet located at the northeast corner of James Road and Range Line Street; thence northwesterly on a curve to the right having a radius of 24 feet a distance of 41.03 feet (chord north 51 degrees 46 minutes 04 seconds west 36.21 feet) to a point in the east line of Range Line Street (42.6 feet from center line); thence north 02 degrees 47 minutes 33 seconds west with the east line of Range Line Street (42.6 feet from center line) a distance of 39.11 feet; thence north 07 degrees 15 minutes 42 seconds west with the east line of Range Line Street a measured distance of 50.75 feet (prior call 50.16 feet) to a point in the east line of Range Line Street 38.5 feet from center line; thence north 02 degrees 36 minutes 21 seconds west with the east line of Range Line Street (38.5 feet from center line), a distance of 160.52 feet to a point in the south line of Lot 38, Section “A,” Sky Lake Subdivision as recorded in Plat Book 17, Page 19 Register’s Office of Shelby County, Tennessee (found iron pin 0.16 feet east of corner); thence north 88 degrees 35 minutes 57 seconds east with the south line of Lots 38 and 37, Section “A,” Sky Lake Subdivision a measured distance of 175.20 feet (prior call 174.9 feet) to an iron pin (found) in the west line of Lot 1 of said Sky Lake Subdivision; thence south 10 degrees 44 minutes 35 seconds east with the west line of said Lot 1, Section “A,” Sky Lake Subdivision a measured distance of 247.17 feet (prior call 247.40 feet) to a point in the north line of James Road (40 feet from center line) (found iron stake 0.9 feet east and 0.6 feet north of corner); thence sough 79 degrees 15 minutes 25 seconds west with the north line of James Road (40 feet from center line), a measured distance of 180.32 feet (prior call 179.35 feet) to the point of beginning.

Being the same property conveyed to M&M Memphis, L.P. by deeds recorded in the Register’s Office of Shelby County, Tennessee, under Register Nos. CW 1219 and CW 1220.